Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 105,094,400.94	0.0001531	$ 16,089.95
Fees Previously Paid
	Total Transaction Valuation:	$ 105,094,400.94
	Total Fees Due for Filing:			$ 16,089.95
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 16,089.95
Offering Note
[1]	The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by multiplying (A) the sum of (1) 50,141,064 shares of common stock of HilleVax, Inc. ("HilleVax"), issued and outstanding; and (2) 629,178 Shares subject to outstanding restricted stock units; and (B) $2.07, the average of the high and low sales prices per Share on August 13, 2025, as reported by the Nasdaq Stock Market LLC. All Share amounts are based on information provided by HilleVax as of August 14, 2025. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued on August 20, 2024, by multiplying the transaction valuation by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A